PRIVATE AND CONFIDENTIAL
The Directors
Empire Interactive Plc
The Spires
677 High Road, North Finchley
London
N12 ODA

14 February 2007
Our Ref: BMS/SJH

Dear Sirs

EMPIRE INTERACTIVE PLC
CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-53507, 333-95577, 333-90606, 333-130020,333-140348) and on Forms S-8 (No. 333-90035 333-36359, 333-109932 and 333-131967) of Silverstar Holdings, Limited (formerly Leisureplanet Holdings, Limited) of our report dated 26 July 2006, relating to the consolidated financial statements of Empire Interactive PLC as of March 31, 2006 and for the 15 month period ended March 31, 2006.

We also hereby consent to the incorporation of our report dated 14 February 2007, relating to the reconciliation of the financial statements from UK GAAP to US GAAP for the period from January 1, 2004 to March 31, 2006.

Yours faithfully

/s/ MacIntyre Hudson LLP

MacIntyre Hudson LLP